                                                                   EXHIBIT 10.32





                                            MAY 9, 1996



National Tech. Team, Inc.
27345 West 11 Mile Road
Southfield, Michigan 48034
Attn: J. Ahlbrand


                                            Re: Letter of Intent between
                                            United Parcel Service General
                                            Services Co. and National
                                            Tech. Team, Inc. for
                                            providing Help Desk Support



Dear Mr. Ahlbrand:

Pursuant to the above, this purpose of this letter is to confirm the verbal agreement between United Parcel Service General Services Co. ("UPS") and National Tech. Team, Inc. ("NIT") for NTT to provide telephone Help Desk Support in acordance with the attached Statement of Work for the new suite of UPS products "UPS On Line." The target date for the start up of services to train NTT staff in this product is June 17,1996. Help Desk Support Service from NTT is to begin July 1, 1996.

This letter is not to be construed as the final contract but rather a document that reflects temporary agreement between our companies on certain matters which will be reflected and further defined in a binding agreement. The matters must be further specified and memorialized in an executed contract before there can be final agreement between UPS and NTT.

Should the parties fail to successfully execute a binding agreement by July 15, 1996 UPS's liability to NTT shall not exceed the total of any reasonable charges incurred by NTT in establishing and performing the Services as described in this letter. Charges for services rendered shall not extend beyond 30 days after receipt of notification.

A. DEFINITIONS

Billable Hour - Billable hour is defined as the time spent by NTT technical staff answering inquiries from UPS customers, resolving the inquiry or forwarding the inquiry to UPS for further research, on-going training, and miscellaneous administrative activities. Refer to Performance Criteria for the acceptable breakdown of time spent on each of the activities described.

Equivalent Staff - Refers to the number of technicians working billable hours. Equivalent staff are calculated by adding the total amount of billable hours of all service technicians per day divided by 8 hours to determine the equivalent staff/day.

B. SCOPE OF SERVICES/PLANNED LENGTH OF SUPPORT

UPS requests and NTT agrees to provide 80 "equivalent staff" daily who are dedicated to perform technical Help Desk support for the suite of UPS products "UPS On Line." (Equivalent staff is calculated by multiplying 80 by 8 billable hours/day for a total of 640 billable hours incurred/day.)

NTT is to use the attached UPS job descriptions as guidance in hiring technicians to perform this function.

UPS may require staff proficient in the French/Canadian language to answer customer inquiries from Canada. Upon request, NTT will provide for staff with this particular skill to UPS. Billable rate charges for such staff are defined under Section F-Billing.

The service coverage period to perform support will be: 365/7 days/week/24 hours/day.

UPS may request NTT to make available more technicians than those described above and agrees to provide two weeks notice to NTT if the situation warrants. In such event, NTT is to schedule and conduct training classes every two weeks and have staff begin performing Services immediately thereafter.

The planned length of the support is two years.

C. STAFF MANAGEMENT, ETC.

NTT will have sole responsibility for hiring, training, managing, and staff administration of NTT personnel that will perform Services for UPS. Services are to be provided at your facility located at: 19992 Kelly Road, Harper Woods, Michigan, 48225. NTT agrees to provide workspace dedicated for use by two UPS on site visitor personnel at no additional charge to UPS. NTT has full responsibility for all expenses associated with maintaining the facility in which Services are provided.

D. TRAINING PROGRAM

The training program will be three consecutive weeks. During the first two weeks, all NTT technicians performing Services are to attend a formal training program at the NTT location. The size of each training class and the start dates are to be determined by mutual agreement by both parties. It is expected that new training classes will commence every two weeks until NTT reaches 80 equivalent staff for supporting the UPS product. Immediately following successful completion of the program, UPS will direct live UPS customer phone inquiries to the technicians during the third week of the training program. Their performance are to be monitored by mentors.

All training is to be conducted at NTT's location.

UPS will bear responsibility for providing all course materials and trainers who will manage and conduct the initial class at NTT and will audit the second class. NTT training staff will attend the first class and conduct and manage the second and succeeding classes. UPS recognizes that NTT's training staff may require assistance from UPS staff for some time until they are well versed in the UPS product that NTT will support. UPS will lend all necessary assistance as the situation warrants.

UPS may request NTT during the balance of 1996 to provide a steady increase in additional staff above the requirements listed above to over 250 equivalent staff by the end of December 1996. This is only a tentative projection and does not in any way represent a commitment to NTT. NTT agrees that it has the capability now to meet this possible requirement in terms of staff levels, systems, administration, and facilities at its location at 19992 Kelly Road, Harper Woods, Michigan 48225. In the event NTT elects to perform Services at it Southfield site, NTT agrees to pay all telecommunications infrastructure set up charges associated with the start up of Services at this site.

PERFORMANCE CRITERIA/ALTERNATIVE CHARGE METHODS

The breakdown of billable hours of the technical staff is to be 77%-82% answering/resolving inquiries or forwarding inquiries to UPS, 5%-8% devoted to on-going training, and the balance of time allocated to administrative duties.

The target service level is that 95% of customer inquiry calls are to be answered within 20 seconds.

UPS and NTT agree to negotiate and make a best effort to develop performance criteria which may supplement or replace those defined above by the six (6) month anniversary of the start date of Services. The criteria are to serve as yardsticks to evaluate the performance of NTT on an on-going basis. At a minimum, NTT's performance will be compared and judged relative to UPS's remaining Help Desk. Support function in terms of productivity, timeliness, and, and quality of service provided UPS customers. NTT's performance will be considered satisfactorily if their performance, at a minimum, matches UPS's Help Desk performance.

In conjunction with the development of performance criteria, both parties agree to also negotiate the replacement of the billable hour rate method defined under Billing with a method tied to performance criteria. Provided both parties agree on a revised method, the use of the revised method is to begin on the 1st day of the seventh month anniversary of the start date of Services or on another date agreed to by both parties.

F. BILLING

The following are the sole charges due NTT for providing Services.

- -Initial Training - UPS will pay NTT $1,000/week/NTT trainee ($25.00/billable hour, 40 billable hrs/week) for each trainee who successfully completes the three week training program. If unsuccessful, UPS does not pay for training.
NTT has responsibility for providing new trainees, training and, and all associated costs of all new staff who successfully completes the training program and which serve as replacements for NTT staff who no longer perform Services for whatever reason. (NTT training staff are to attend the initial training program to become knowledgeable about the UPS product. UPS does not pay for NTT's training staff to attend the initial class.)

After the NTT training staff successfully completes the first training program, UPS agrees to pay NTT for the training services their staff provides at subsequent training classes they conduct at the billable rate of $27.00/hour. Billable charges are to be 40 billable hours/week/trainer and no more than 2 trainers/training class. It is expected that each class will accommodate 20 NTT trainees. UPS's total obligation to NTT for training charges of the 80 equivalent staff including trainers is: $259,440.

The above billable hourly rate during the formal training program applies for each incremental new NTT employee which undergoes training.

- - On-going Training - Daily on going training for service technicians during the eight hour work day will be provided for as defined under Performance Criteria described above. There are to be no separate charges for this training but is accounted for as one of several tasks of the service technicians in the definition of Billable Hour.

UPS will pay NTT at the rate of $27.00/hr. for formal training your company provides for product upgrades and new releases that is conducted outside the normal workday. This rate applies to the number of hours spent by service technicians in training and hours spent by NTT staff to develop and deliver the training.

- - Billable Hourly Rate - UPS will pay NTT at the rate of $27.00/hour/support technician to provide service coverage for the service period listed above. The rate is to commence upon the start date of Services July 1, 1996.


NTT and UPS agrees that in the event that NTT is required to hire greater than 1O% of its staff to have French/Canadian language skills, the direct increased charges for hiring such staff and increase in the billable rate for such staff only will be passed thru to UPS.

Upon the two year anniversary of the start up of Services, NTT shall have the right to increase the Billable Hourly Rate no greater than the cumulative increase expressed as a percentage for the previous twelve (12) months in the Employment Cost Index (Wages and Salaries only), Private Industry Workers by Occupation and Industrial Group, as published by the Bureau of Labor Statistics, Division of Employment Cost Trends of the United States Department of Labor (June 1989=100).

- -Telecommunications Charges - UPS is obligated to pay for all costs associated with the establishment of all voice and data communications with a telecommunications carrier and all usage charges including the direct cost of new equipment required to interface with the telecommunications carrier. The equipment cost shall not exceed ___________. (NTT agrees to provide cost to UPS no later than May 16, 1996.) In addition, UPS is obligated to pay NTT $1,500/month for administrative telecommunications support.

- -Travel - The apportioning of any travel costs will be determined on a case by case basis by NTT and UPS before any such related costs are incurred. Reimbursement of any travel costs by UPS will be in accordance with UPS Travel Guidelines.

Payment for any of the above listed charges will be due no later than thirty
(30) days after UPS receives a valid invoice from NTT.

G. TECHNOLOGY

NTT will provide each technician with a Pentium based PC and Aspect telephone with a suite of standard software in accordance with the configuration listed on the attached document.

H. TECHNOLOGY UPGRADES

In the event UPS requests at some point in the future, software and/or hardware upgrades to the desktop technology provided each NTT technician at the inception of the Agreement, UPS agrees to pay NTT, at their cost, for all such upgrades. If requested and NTT has the capability, NTT agrees to provide labor to install the upgrades at no cost to UPS. If NTT elects to contract with a third party vendor to install upgrades, UPS and NTT agree to equally share the labor costs for the installation of the upgrades.

I. UPS LAB EQUIPMENT/VISITOR WORK SPACE

UPS will require certain equipment for use by NTT technicians to support UPS products identified as UPS Lab Equipment. UPS will provide, at its cost, all necessary equipment for each lab. NTT agrees to provide the necessary space and power/data communications required for the equipment and install the equipment at no additional charge to UPS. UPS may require one (1) lab per 8 NTT technicians. The number of labs and the equipment required for each lab is to be determined.

NTT agrees to provide, at no charge to UPS, two (2) workstations for UPS visitors at the NTT site in which services are performed for UPS. UPS agrees to pay NTT for all telecommunications charges incurred by the UPS visitors.

J. REPORTS

NTT will provide UPS with CMS reports on a regular basis. The frequency, format, and content of the reports are to be determined jointly by UPS and NTT.

K. TAX INCENTIVES

NTT agrees to co-operate with UPS in pursing economic incentives. Economic incentives include: new job tax credits, enterprise zone tax credits, capital investment tax credits, abatement of property taxes, or other similar type of economic incentives. In the event such incentives are available, NTT agrees to pass all incentives to the benefit of UPS.

L. TERMINATION

In addition to terminating the Agreement for cause, UPS will have the right to terminate the Agreement its convenience. NTT shall have the right to terminate at its convenience provided its staff level proving Services is 100 equivalent staff or less. In such event, it shall give UPS one hundred and twenty (120) day notice of termination. UPS shall have the right to terminate for convenience provided it gives NTT seventy (70) day notice of ternination.

If the forgoing is agreed and understood, please acknowledge this by signing on the original copy of this letter where indicated below and return to the attention of Henry Tully at UPS, 340 MacArthur Blvd., Mahwah, NJ.

Please call Henry Tully at 201-828-6058 if you have any questions regarding the above.


                                        Very Truly Yours,

                                        Henry A. Tully

                                        Sr. Contracts Adm.

Agreed to and Accepted by:

NATIONAL TECH TEAM, INC.

By:    Jonathan D. Ahlbrand
       ------------------------

Name:  Jonathan D. Ahlbrand
       ------------------------

Title: Senior Vice President
       ------------------------

Date:  May 9, 1996
       ------------------------

                          MASTER OUTSOURCING AGREEMENT



                                    BETWEEN



                            NATIONAL TECH TEAM, INC.



                                      AND



                   UNITED PARCEL SERVICE GENERAL SERVICES CO.





                             AGREEMENT NO. 96-7424

                               TABLE OF CONTENTS



ARTICLE 1 - DEFINITIONS ..................................................... 3
ARTICLE 2 - SCOPE OF SERVICES ............................................... 4
ARTICLE 3 - TERM ............................................................ 7
ARTICLE 4 - RATES AND CHARGES ............................................... 8
ARTICLE 5 - NOTICE OF DELAY ................................................. 9
ARTICLE 6 - MITIGATION OF DAMAGES ........................................... 9
ARTICLE 7 - PERFORMANCE INCENTIVES/CREDITS TO UPS ........................... 9
ARTICLE 8 - INVOICES ........................................................10
ARTICLE 9 - CUSTOMER RELATIONS ..............................................10
ARTICLE 10 - UPS SITE SECURITY AND SAFETY ...................................10
ARTICLE 11 - COOPERATION WITH UPS AUDITS ....................................10
ARTICLE 12 - THIRD PARTY AUDITS .............................................11
ARTICLE 13 - ADMINISTRATION OF SERVICES .....................................11
ARTICLE 14 - VENDOR SITE MANAGER ............................................11
ARTICLE 15 - INDEMNIFICATION ................................................11
ARTICLE 16 - LIMITATION OF LIABILITY ........................................12
ARTICLE 17 - FORCE MAJEURE ..................................................12
ARTICLE 18 - INSURANCE ......................................................12
ARTICLE 19 - TAX AND TRAINING INCENTIVES ....................................12
ARTICLE 20 - CONFIDENTIALITY ................................................13
ARTICLE 21 - MISCELLANEOUS CONFIDENTIALITY REQUIREMENTS .....................13
ARTICLE 22 - KEY VENDOR PERSONNEL ...........................................13
ARTICLE 23 - LAWS AND REGULATIONS ...........................................13
ARTICLE 24 - PROPERTY AND PROPRIETARY RIGHTS ................................13
ARTICLE 25 - UPS REPRESENTATIONS AND WARRANTIES .............................14
ARTICLE 26 - VENDOR'S REPRESENTATIONS AND WARRANTIES ........................14
ARTICLE 27 - TERMINATION ....................................................15
ARTICLE 28 - INDEPENDENT CONTRACTOR .........................................16
ARTICLE 29 - DISPUTE RESOLUTION .............................................16
ARTICLE 30 - MEDIATION AND ARBITRATION ......................................17
ARTICLE 31 - USE OF NAME ....................................................17
ARTICLE 32 - REGULAR EXECUTIVE REVIEWS ......................................17
ARTICLE 33 - TRAINING PROGRAM ...............................................17
ARTICLE 34 - TECHNOLOGY UPGRADES ............................................17
ARTICLE 35 - NOTICES ........................................................17
ARTICLE 36 - SURVIVING PROVISIONS ...........................................18
ARTICLE 37 - GENERAL PROVISIONS .............................................18



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


        THIS AGREEMENT, dated as of this ____ day of _____, 1996 ("Effective Date"), by and between National Tech Team, Inc. ("Vendor"), a corporation, and United Parcel Service General Services Company, a Delaware corporation (hereinafter referred to as "UPS"). This Agreement covers the terms and conditions agreed to between Vendor and UPS (hereinafter referred to as "the Parties") for the provision of personnel and services for the Help Desk function.


        WHEREAS, Vendor is in the business of providing semi skilled services;

        WHEREAS, Vendor has demonstrated the capability to provide outsourced staffing personnel;

        WHEREAS, UPS requires Vendor's services to provide telephone Help Desk support to UPS customers for the suite of UPS Products "UPS On Line;"

        WHEREAS, pursuant to the terms and conditions set forth below and in the attachments hereto, UPS, because of Vendor's expertise, desires to engage Vendor to perform services on its behalf, and Vendor desires to accept such engagement.

        NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereto agree as follows:

                            ARTICLE 1 - DEFINITIONS

"Applicable Index" shall mean the administrative support, including the clerical component of the Employment Cost Index (Wages and Salaries only), Private Industry Workers by Occupation and Industrial Group, as published by the Bureau of Labor Statistics, Division of Employment Cost Trends of the United States Department of Labor (June 1989 = 100).

"Billable Hour" shall mean each hour spent by the Vendor's technical staff answering inquiries from UPS customers , resolving the inquiry or forwarding the inquiry to UPS staff for further research, on-going training, and miscellaneous administrative activities. Refer to Performance Criteria for the acceptable breakdown of time spent on each of the activities described.

"Billable Hourly Rate" is the hourly rate that is charged for each Billable
Hour.

"Equivalent Employee(s)" refers to the total of Billable Hours divided by eight (8) hours. The number of Equivalent Employee(s)/Work Day is calculated by adding the total of Billable Hours of all technicians worked on any given day divided by eight (8) hours to determine the number of Equivalent Employee(s)/Work Day.

"Key Personnel" shall mean Vendor personnel assigned by the Vendor to manage UPS's Help Desk function.

"Performance Criteria" shall mean the minimal acceptable breakdown of Billable Hours spent by the Vendor's technical staff during the Work Day. The acceptable breakdown is: 77%-82% of Billable Hours answering/resolving inquiries and/or forwarding inquiries to UPS, 5%-8% of Billable Hours devoted to on going training, and the balance of time allocated to administrative duties.

"Residuals" shall mean information in non-tangible form that is retained as mental impressions by individuals having access to the work. Neither party shall have an obligation to pay royalties for any work resulting from such Residuals.

"Service" or "Services" shall mean the rendering of Help Desk Services by Vendor's employees in a professional and workmanlike manner in accordance with established Performance Criteria.

"Service Coverage Period" shall mean the period of time during the year that the Vendor shall provide technicians to perform Services. The Service Coverage Period shall be 365 days/year/7 days/week/24 hours/day.

"Site" shall mean the Vendor facility(s) specified in Exhibit C at which Vendor Services shall be performed.



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


"UPS Proprietary Information" shall mean all leads, personnel records, fees and charges, and all documents evidencing business plans, proposals, strategies, sales and marketing information, customer lists, training and operations material and memoranda, and pricing and financial information, and all computer software and computer programs identified to the recipient of such information by the giving party as proprietary, and which are obtained by or furnished, disclosed or disseminated to the recipient during the course of Vendor's engagement by UPS. This information shall also include information provided to one party to this Agreement by UPS orally or in writing which is identified as confidential prior to disclosure or delivery to the recipient, and all information and matters which constitute trade secrets of the disclosing party, all of which are hereby agreed to be the property of and confidential to the owner and discloser of Proprietary Information.

"UPS Product(s)" shall mean a suite of desk top software packages that UPS offers its customers to facilitate its package delivery service to its customers.

"UPS Site Coordinator" shall mean the person or persons assigned by UPS to coordinate the rendering of Services by the Vendor to UPS at the Vendor Site.

"UPS" shall mean United Parcel Service General Services Co., together with its parent company and any now exisiting or future direct or indirect subsidiary of said parent company.

"Vendor Site Manager" shall mean the person or persons assigned by Vendor to coordinate the rendering of Vendor's Services to UPS at the Vendor Site.

"Work Day" shall mean each day of the calendar year. The Vendor is to render Services each Work Day, including those days recognized by UPS as Holidays for UPS employees.

"Year" shall mean the twelve (12) month period beginning on the date of commencement of Services at Vendor's Site or on any anniversary thereof.

                         ARTICLE 2 - SCOPE OF SERVICES

2.1. Services
During the Term, Vendor shall perform the Services during the Service Coverage Period pursuant to the specifications set forth in Exhibit A, " Statement of Work".

        2.1.1 Vendor shall be solely responsible for all personnel-related matters and expenses thereof regarding the rendition of Services, including but not limited to employment, hiring, training (except as otherwise provided herein), attendance, quality and quantity of work, discipline, and termination of employment. UPS or its employees will not counsel or discipline any Vendor employees.

        2.1.2 From time to time hereafter, Vendor and UPS may mutually agree upon additional services to be performed by Vendor or modifications to Performance Criteria set forth in this Agreement and in Exhibit A. Any such additional services or modified Performance Criteria shall be mutually approved in writing and thereafter all references in this Agreement to Services shall be deemed to include such additional services or modified Performance Criteria.

        2.1.3 Vendor shall hire full time qualified personnel using reasonable business practices and in accordance with the specifications in Exhibit B, "Job Description and Qualifications." Such personnel shall perform the Services defined herein at the Vendor Site. At its option and expense, Vendor may perform drug testing. Vendor warrants that any tests conducted shall be validated by the appropriate state or federal agency, and such testing shall be in compliance with all state and federal employment guidelines and requirements.


        2.1.4 The Vendor shall provide each technician the PC equipment, software, and telephone equipment and necessary ancilliary equipment listed in Exhibit E, "Vendor Equipment."

2.2 Vendor Responsibilities
        2.2.1 Vendor shall render to UPS the Services as defined herein and in Exhibit A, "Statement of Work".




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



        2.2.2 Vendor agrees to provide eighty (80) full-time Equivalent Employees daily to perform Services during the term of the Agreement at the Vendor Site specified in Exhibit C, "Site Location." UPS and Vendor understand that this number of Equivalent Employees represents the inital UPS Equivalent Employee rquirement and that it is subject to change during the Initial or any Renewal Term of the Agreement.

        2.2.3 Vendor shall work in good faith with UPS to re-engineer the Services and functions described in Exhibit A, "Statement of Work" that are related to providing Services to UPS and decrease the costs to UPS for those Services.

        2.2.4 In the performance of its obligations, Vendor and its employees shall utilize UPS's and Vendor's computer-based systems or applications to track and monitor the status and quality of all Services provided in accordance with Exhibits A. If required, Vendor shall provide information which will help UPS improve the efficiency of such tracking and monitoring.

        2.2.5 Vendor shall assign the following full-time Vendor employee as a Site Manager at the Vendor Site,______________________. The Vendor Site Manager shall coordinate the delivery of Services with those performed at the Vendor's Site, and shall provide a single point of contact for UPS's Site Coordinator. The Vendor Site Manager shall also:
        (i) coordinate new procedures and any revisions to existing procedures;
        (ii) coordinate implementation of such new or revised procedures; (iii) deliver to UPS all information as described herein; and, (iv) generally oversee Vendor's performance of Services pursuant to this Agreement.

        2.2.6 The Parties shall establish and utilize a document change control process with respect to the Services to be provided by the Vendor under this Agreement. New procedures and all changes to systems or methods used or supported by the Vendor at its Site shall be implemented in accordance with such change control process. From time to time, Vendor may, in accordance with the change control process, upgrade or enhance such procedures, systems, and methods to improve the efficiency and effectiveness of Vendors employees.

        2.2.7 Vendor shall adopt the problem escalation and resolution procedures used by UPS. Vendor and UPS may mutually agree to modify such procedures in accordance with the change control process.

        2.2.9 Vendor shall monitor its performance based on the Performance Criteria established in Exhibit A, using procedures and methods mutually agreed to by the Parties. Vendor shall conduct all monitoring in compliance with Federal, state, and local laws and regulations. Vendor shall enhance its monitoring practices and frequency requirements to facilitate the achievement of UPS's Performance Criteria.

        2.2.9.1 Vendor shall provide such monitoring statistics to UPS as hereinafter provided in Exhibit D, "Daily Reports." The results of Vendor's monitoring shall be communicated to UPS in writing on a daily basis, and shall contain information consistent with the requirements in Exhibit D. The Vendor shall review such results and determine and implement any required changes to the operation to better meet UPS's Performance Criteria and to verify that Vendor has met UPS's Performance Criteria as provided herein.

        2.2.9.2 Vendor agrees that its performance of the Services will meet or exceed UPS's Performance Criteria defined herein. In the event Vendor's performance of the Service fails to meet UPS's Performance Criteria, UPS may seek all remedies available to it in law or equity, subject to the provisions of this Agreement. In any event, Vendor will use its best efforts to the extent commercially reasonable under the circumstances to meet or exceed all UPS Quality Standards.


        2.2.9.3 As appropriate, the Parties shall periodically review UPS's Performance Criteria and, if mutually agreed by the Parties, such Performance Criteria will be adjusted to reflect changes in circumstances, including without limitation, being made more or less stringent to reflect improved performance capabilities associated with advances in the technologies and methods used generally to perform similar services.

        2.2.10 Vendor will provide UPS with daily reports as defined in Exhibit D, in order to maintain its Service and meet Performance Criteria, and to permit monitoring of Vendor's performance against UPS's

        Performance Criteria under this Agreement and its Attachments. Vendor will provide UPS with a monthly performance report, in a form and with content mutually established by the Parties, documenting Vendor's performance with respect to UPS's Performance Criteria. In addition, Vendor will provide UPS with such other documentation and information as may be reasonably requested by UPS from time to time in order to verify that Vendor's performance of the Services is in compliance with UPS's Performance Criteria.

        2.2.11 In order to ensure Vendor's compliance with UPS's Performance Criteria and Vendor's efficient use of resources, Vendor warrants that it will use efficiently its resources to perform the Services in accordance with UPS's Performance Criteria.

        2.2.12 Vendor is responsible on a bi-weekly basis to provide in writing to the UPS Site Coordinator a memorandum outlining how UPS has not fulfilled its responsibilities under this Agreement. In the event Vendor does not issue this memorandum, UPS shall be conclusively deemed to have fulfilled its responsibilities. Questions dealing with a dispute over UPS's responsibilities shall be escalated to key executive level of both Parties and resolved within twenty-four (24) hours. Failing that, the dispute shall be subject to either to the Dispute Resolution or Arbitration provision in this Agreement.

        2.2.13 Vendor acknowledges and agree to advise respectively its employees, agents, and subcontractors that it is the policy of UPS
        (1) to prohibit the use, possession, sale, and distribution of alcohol, illegal drugs, or other controlled substances on its premises; and (2) to prohibit the presence on UPS property of employees of a contractor, subcontractor or agent who has such substances in his/her body for nonmedical reasons. Entry onto UPS's property constitutes consent to an inspection of the employees of the contractor, subcontractor, or agent, including vehicles, and personal effects when entering, while on, or upon leaving, UPS's property. A Vendor employee, subcontractor, or agent who is found in violation of this policy will be removed and barred from UPS's property.

        Vendor further agrees that in the event one of its employees, agents, or an employee of a subcontractor, while on UPS's property, has a performance deviation, abnormal incident, or unusual behavior, this employee will be asked to leave the premises.

        All of Vendor's employees, agents, and subcontractors presently working on UPS's property or used on UPS's jobs in the future are to be immediately notified of UPS's policy. Any agents or subcontractors under contract to Vendor must also be notified of UPS's policy. Vendor agrees that any disciplinary actions or othe employment decisions affecting Vendor's employees, subcontractors, agents, and applicants that arise in any way out of matters related to this Article are the sole responsibility of Vendor. UPS agrees to maintain the confidentiality of its decisions as to whether to permit a Vendor employee, subcontractor, or agent to enter or remain on UPS's property. Vendor agrees to maintain the confidentiality of any information gained or exchanged from or during the implementation of this policy.

        2.2.14 Vendor shall obtain and maintain all licenses, franchises, privileges, permits, consents, exemptions, certificates, registrations, orders, approvals, authorizations, and similar documents and instruments that are required by Federal, state, and local laws and regulations applicable to the Vendor Site under this Agreement.

2.3   UPS's Responsibilities
        2.3.1 UPS shall supply the UPS Site Coordinator with general forecasting data related to the Services provided hereunder to assist the Vendor Site Manager workforce planning.

        2.3.2 UPS shall have the right to conduct periodic quality control reviews of Vendors performance under this Agreement, provided that UPS shall neither provide nor exercise any direct or indirect supervision or control of Vendor's employees. Such reviews shall be performed during the Parties' normal business hours and may include visits to Vendor's facilities at the address noted herein for verification of service quality levels and other activities reasonably related to obtaining information for quality control review purposes. UPS shall schedule such reviews with Vendor in advance.

        2.3.3 UPS shall make available to Vendor all relevant documentation with respect to UPS's problem escalation and resolution procedures as described herein.

        2.3.4 When requesting additional Equivalent Employees, UPS shall provide to Vendor a notice of (10) business days. In the event that UPS wishes to cancel such order for additional employees, UPS will use its best efforts to provide Vendor with a notice of five (5) business days.

2.4   Vendor Site
        2.4.1 Vendor shall perform the Services at the Vendor Site identified in Exhibit C, which location is now owned or leased, or will be owned or leased, by Vendor. UPS may request the Vendor to add addditional technican staff up to a grand total of two hundred and fifty (250) Equivalent Employees during the balance of the Agreement. UPS, however, has no obligation whatsoever beyond the requirement for eighty
        (80) Equivalent Staff. The Vendor warrants it will be able to meet the staffing requirements as defined and that the Site does (or will have) the capability to fully support such future requests in the time period defined by UPS. UPS's sole obligation in the event UPS requests additional technicians shall be those charges described under Article 4
        - Rates and Charges. In the event the Vendor elects to migrate either some or all of its employees providing Services to a site other than that listed in Exhibit C, Vendor shall bear all costs, including telecommunications, cabling, and all other costs associated with such a migration.

        2.4.2 Vendor shall be solely responsible for and shall bear all costs and expenses with regard to the acquisition and/or leasing of the Vendor Site and the reasonable maintenance of the Site's structural components under the Occupational Safety and Health Act (OSHA) and other similar laws applicable to it, and all employees or independent contractors of Vendor fulfilling such maintenance responsibilities, and shall indemnify and defend UPS against all claims with respect thereto. Vendor shall be solely responsible for and shall bear all costs and expenses with regard to Site maintenance.

        2.4.3 Vendor shall be solely responsible for and shall bear all expenses incurred in the rendition of the Services at its Site with respect to: (i) wages and benefits of Vendor's employees, including employees' sick time, vacation time, personal time, and holidays; and,
        (ii) prevention of property damage to UPS's equipment. Vendor agrees to bear all costs associated with prevention of the damage or theft of UPS's property and equipment by Vendor's employees.

        2.4.3.1 UPS shall provide certain equipment, hardware, and software ("Equipment") required for Vendor's employees' rendition of the Services. Such Equipment is and shall remain the property of UPS. Vendor's employees are expressly prohibited from bringing or using their own tools, equipment, hardware, or software ("Supplies") in the rendition of the Services at the Vendors Site. Accordingly, if a Vendor employee violates the terms of this Article 2.4.3.1 by bringing in or using its own Supplies in the rendition of the Service, then such event shall constitute a breach of this Agreement, and UPS shall be entitled to all remedies at law or in equity available to it for such breach. Notwithstanding this breach, however, Vendor warrants that it or its employees has the unconditional right to license or to use such Supplies and such use shall not infringe upon any copyright, patent, trademark, trade secret, or any other intellectual property right.

2.5  Commencement of Services
        2.5.1 Vendor shall commence the Service as provided herein on July 8, 1996 whereby Vendor shall provide employees as required in Exhibit A and as subsequently agreed to by the Parties.

                                ARTICLE 3 - TERM

3.1 Term
The initial term of this Agreement shall be for a two (2) year period ("Initial Term"), effective June 24, 1996 ("Effective Date") through June 23, 1998. This Agreement shall renew for successive periods of one (1) year each thereafter ("Renewal Term") provided Vendor notifies UPS of such Renewal at least ninety (90) days, but not more that one-hundred and twenty (120) days, prior to the effective date of such renewal. In the event that Vendor fails to so notify UPS, UPS may at its option terminate this Agreement at any time thereafter upon fifteen (15) days' prior notice to Vendor.

3.2 For purposes of this Article, the term "meets or exceeds the Performance Criteria" shall be determined with regard to rendition of the Services on a monthly average during the Term of the Agreement.

                         ARTICLE 4 - RATES AND CHARGES

4.1  Rates for training and Services

UPS agrees to pay Vendor in the following manner:

4.1.1 Charges for Initial Formal Training of Technicians

Vendor shall invoice UPS monthly for charges related to formal training rendered the previous calendar month at the rate of $25.00/Billable Hour for each technician trainee ($1,000/ week based upon 40 Billable Hours/week) which successfully completes three weeks of training in the use and support of UPS Products that Vendor's support in performance of Services. Upon request by UPS, the Vendor shall certify those trainees that successfully complete the training program by providing a list of the trainees to UPS. UPS shall not be obligated to pay training charges of trainees that do not successfully complete the training program. Charges shall commence for each trainee upon the commencement of the formal training program.

UPS shall not be obligated to pay training charges for technician trainees who serve as replacements for Vendor technicians which had been previously, but no longer are, providing Services for whatever reason.

Vendor training staff are to attend the Initial Formal Training at no charge to UPS. Provided the training staff successfully completes the Initial Formal Training, UPS agrees to pay Vendor for training services rendered by Vendor staff at the rate of $27.00/Billable Hour for each succeeding training program. Billable Hours are not to exceed 40 Billable Hours/week/trainer with no more than two (2) trainers/training class. It is expected that each class is to consist of 20 trainees although the total number of trainees/class is to be agreed upon by UPS and the Vendor prior to commencement of training. UPS's total obligation to the Vendor for training eighty (80) Equivalent Employees and for two Vendor trainers providing training is two hundred and fifty-nine thousand four hundred and forty dollars ($259,440).

4.2 Charges for Additional Formal Training

In the event UPS requires the Vendor to provide Additional Formal Training during the Initial or any Renewal Term thereafter in any new enhancements to Products or new products, Vendor shall invoice UPS monthly for charges related to such Additional Training which are rendered the previous month at the rate of $27.00/Billable Hour/technician. The same rate shall apply for services rendered by the Vendor's trainers in proving Additional Fomal Training. Prior to the commencement of any training, UPS and the Vendor shall work jointly and agree upon the total amount of Billable Hours/trainee and Billable Hours for the trainers that are required to provide Additional Formal Training related to new Product enhancements or new products.

4.1.2 Charges for Services Rendered

Vendor shall invoice UPS monthly for charges for Services rendered the previous calendar month at the rate of $27.00/Billable Hour/technician. This is an all inclusive rate for Services rendered. UPS does not pay for supervisory, systems, or administrative support staff required by the Vendor to successfully render the Services. Charges shall begin to accrue upon commencement of Services by each technican which shall be the first Work Day after successful completion of the (three week) formal training program.

4.1.3 Increases in Charges Related to Special Language Skills

In the event UPS requires the Vendor to have more than ten percent (10%) of the Vendor's Equivalent Employees to be proficient in French/Canadian language skills, UPS agrees to reimburse the Vendor for the direct increased cost incurred by the Vendor for hiring such technician staff and the increase in the hourly rate, if any, the Vendor pays such staff over the hourly rate the Vendor pays its non-French/Canadian language skill technicians.

The Vendor agrees to provide thirty (30) days advance written notice to UPS if it projects that the total number of its French/Canadian language skilled technicians rendering Services will exceed ten percent (10%) of its Equvalent Staff within thirty (30) days of the notice date. Such projections are to be calculated on the basis of written requests from UPS specifying the need for French/Canadian language skilled technicians.

4.1.4 Change in Billable Rate

Upon the two year anniversary of the commencement of Services, the Vendor shall have the right to increase the Billable Rate no greater than the cumulative increase, expressed as a percentage for the previous twelve (12) months, in the Applicable Index.

4.1.5 Telecommunication Charges

UPS is obligated to pay for all costs associated with the establishment of all voice and data communications with a a telecommunications carrier and all usage charges including the direct cost of new equipment needed at the Vendor's Site to interface with the telecommunications carrier. If UPS elects to establish its own line with a telecommunications carrier under its name, it will have full responsibility for paying the carrier for all telecommunication services rendered by the carrier.

In addition to the above, the Vendor shall invoice UPS monthly for administrative telecommunications support provided the previous month at the rate of $1,500/MONTH.

In the event UPS requires dedicated data telecommunication lines to technician workstations, the Vendor shall invoice, at cost, if any, the charges from the telecommunication carriers for such lines.

4.1.6 Travel

The apportioning of any travel costs will be determined on a case by case basis by UPS and the Vendor before any such costs are incurred. Reimbursement of travel costs will be in accordance with UPS's Travel Guidelines, attached hereto as Exhibit F.

4.1.7 Maintenance Expenses for Equipment Owned by UPS

UPS shall be responsible for all equipment manufacturer's maintenance charges and licensor's license fees related to all UPS owned equipment and licensed software at the Vendor's site.

4.1.8 In the event that during the Initial Term or Renewal Term of the Agreement, Vendor's costs for the rates which it pays to its employees are affected by a collective bargaining agreement or any other reason, UPS will not be responsible for any such increase and such increase will not be passed on to UPS.

                          ARTICLE 5 - NOTICE OF DELAY

5.0 In the event of an actual or potential delay in Vendor's performance under this Agreement, Vendor shall immediately notify the UPS Site Coordinator, describing the cause, effect, and expected duration of such delay or failure and thereafter shall immediately give notice to the UPS Site Coordinator of all changes to such conditions.

                       ARTICLE 6 - MITIGATION OF DAMAGES

6.0 In the event of delay or failure of Vendor in performing hereunder arising from any cause, UPS may obtain like services elsewhere, including attendant expenses incurred therewith, for the duration of such delay or failure without liability to UPS, including liability for minimum payments to Vendor for such period.

               ARTICLE 7 - PERFORMANCE INCENTIVES/CREDITS TO UPS


7.0 UPS and Vendor agree, upon the six (6) month anniversary of the Effective Date of the Agreement, to consider replacing the current method of calculating technician labor charges with another method which more closely defines the productivity of the technicians. Coupled with the new method of calculating labor charges, UPS and the Vendor are to work jointly to develop and use new performance criteria that would replace or modify the existing Performance Criteria defined herein. The intention is to use new performance criteria to determine credits due the Vendor as a reward for exceeding performance criteria or, conversely, to calculate credits due UPS for the failure of the Vendor to meet the performance criteria. As a minimum, the Vendor's performance will be judged relative to UPS's remaining Help Desk Support function in terms of productivity, timeliness, and quality of service provided UPS customers. The Vendors performance will be considered satisfactory if their performance, at a minimum, matches UPS's Help Desk performance.

                              ARTICLE 8 - INVOICES

8.1 Vendor shall submit invoices to UPS on a monthly basis for Services rendered by the Vendor during the preceding month. UPS agrees to pay all undisputed amounts on such invoices within thirty (30) days of receipt. If UPS, in good faith, questions any item(s) in the invoice, UPS may delay payment of such item until the question has been resolved, but shall not delay payment of the balance of the invoice. The reason for delaying payment must be provided in writing at the time of payment of the undisputed amounts. Vendor shall provide UPS with such documentation and other written information with respect to each invoice as may be reasonably requested by UPS to verify that Vendor's charges to UPS are accurate, correct, and valid, and are in accordance with the provisions of this agreement.

8.2 In addition to all other charges specified herein, Vendor shall invoice UPS for, and UPS shall pay, all federal, state, and local municipalities' sales or use taxes based upon this Agreement. Vendor shall pay all other taxes of whatever nature, including without limitation, franchise taxes and taxes based upon Vendor's net income.

                         ARTICLE 9 - CUSTOMER RELATIONS

In any contacts with UPS's customers or callers (herein referred to collectively as "Customers"), Vendor employees shall identify themselves as "____________________ or ____________________. At no time will Vendor employees provide a Vendor identification to UPS's customers.


                   ARTICLE 10 - UPS SITE SECURITY AND SAFETY

10.1 For a UPS-owned or controlled Site, UPS shall be responsible for safeguarding the Site by providing controlled access to the Site, and shall reasonably investigate security breaches and take customary and satisfactory remedial steps. UPS shall also properly safeguard and maintain its Equipment and related materials, which shall include UPS's proprietary software, other UPS proprietary information and documents, and/or other related systems, telephone, communication lines, and use or access thereof which could cause loss to UPS. Vendor shall be responsible and liable for any Equipment that its employees remove, exchange, or modify without the written authorization of an authorized UPS representative. Such authorization shall release Vendor of its liability. Vendor's liability will include, but not be limited to, the replacement cost of any missing Equipment or materials and/or loss due to misuse or unauthorized access or use of any materials, Equipment, or systems by Vendor's employees.

10.2 For a Vendor-owned or controlled Site, Vendor shall be responsible for safeguarding the Site by providing controlled access to the Site, and shall reasonably investigate security breaches and take customary and satisfactory remedial steps. Vendor shall also properly safeguard and maintain its Equipment and related materials, which shall include UPS's proprietary software, other UPS proprietary information and documents, and/or other related systems, telephone, communication lines, and use or access thereof which could cause loss to UPS. Vendor shall be responsible and liable for any Equipment that its employees remove, exchange, or modify without the written authorization of an authorized UPS representative. Such authorization shall release Vendor of its liability. Vendor's liability will include, but not be limited to, the replacement cost of any missing Equipment or materials and/or loss due to misuse or unauthorized access or use of any materials, Equipment, or systems by Vendor's employees.

10.3 With respect to all work performed by the Vendor, its agents, or its subcontractors at UPS facilities, such work shall comply with all applicable Federal government, state, and local laws and regulations in effect where such work is being performed and applicable to such work.

                    ARTICLE 11 - COOPERATION WITH UPS AUDITS

Vendor shall provide UPS auditors and inspectors, as UPS may designate in writing, access to the Vendor's facilities, and to UPS's existing data and work product, if any, being developed by Vendor hereunder, and to related documentation for the purpose of performing, at UPS's expense, those audits and inspections of Vendor's business reasonably requested by UPS. This shall include without limitation, to the extent applicable to the Vendor's Services, audits of (i) software use practices and procedures; (ii) application and operating systems, (iii) general controls and security practices and procedures; (4) general call monitoring, performance and procedures; and, (iv) disaster recovery and back-up procedures.

                        ARTICLE 12 - THIRD PARTY AUDITS

Once every twelve (12) months during the term of this Agreement, Vendor will permit an industry consultant selected by the Parties and paid for by UPS to review Vendor's operating practices and procedures with respect to resource utilization in connection with the performance of the Services during the prior year. Such review shall be conducted to confirm that Vendor is exercising commercially reasonable and efficient practices and procedures to review the resources utilized in providing the Services. The industry consultant shall issue a written report to the Parties setting forth its findings, conclusions, and recommendation for changes, if any, in Vendor's practices and procedures. The Parties will review the industry consultant's report and work together in good faith to mutually agree on any appropriate adjustments to Vendor's operating practices and procedures.

                    ARTICLE 13 - ADMINISTRATION OF SERVICES

In order to meet UPS's Performance Criteria, the Parties shall work together in good faith to identify any operational issues relating to the Services performed pursuant to this Agreement and, as required, UPS shall accordingly make any necessary upward or downward staffing projections or adjustments, training requirements, and the like. The UPS Site Coordinator shall work with the Vendor to minimize staffing constraints and to help the Vendor meet or exceed UPS's Performance Criteria.

                        ARTICLE 14 - VENDOR SITE MANAGER

The Vendor shall assign an individual to serve as the Vendor Site Manager. The Vendor Site Manager shall have primary responsibility for Vendor's performance of the Services, as well as communication between the UPS Site Coordinator and the Vendor.

                          ARTICLE 15 - INDEMNIFICATION

15.1 Each Party shall defend, indemnify, and hold the other Party, and its parent company and any and all subsidiaries of its parent company, and their respective directors, officers, employees, and agents ("Indemnified Parties"), harmless from and against any and all claims, losses, damages, judgments, costs, and expenses (including attorney's fees) which the aggrieved Indemnified Parties may suffer or incur arising out of or in connection with injuries to persons (including death) or loss of, or damage to, property, occasioned by the negligence, unlawful act, or willful misconduct of the aggrieving party, or of the aggrieved party's personnel, subcontractors, or agents.


15.2 If any third party claims or asserts in any suit, action, or proceeding that UPS or any UPS affiliate's use of the Vendor supplied hardware or software by Vendor or its employees or any portion thereof infringes or violates any patent, copyright, trademark, trade secret, or other third party proprietary right, UPS shall promptly notify Vendor thereof and Vendor shall, at its own expense, defend such action and indemnify and hold harmless UPS from and against any and all claims, losses, damages, judgments, costs, and expenses (including attorney's fees) arising therefrom or caused thereby. Vendor shall permit UPS to participate in such defense to the extent that, in UPS's judgment, UPS may be prejudiced thereby, and Vendor shall not settle any such action without the prior, written consent of UPS, which consent shall not be unreasonably withheld. If UPS or Vendor is enjoined from using the hardware or software or any portion thereof, Vendor shall promptly, at its expense, either:
(i) procure for UPS the right to use the hardware or software or portion thereof, the use of which is enjoined; or (ii) modify the same so that it is no longer infringing, but performs the same functions in an equivalent manner; or
(iii) substitute with software or hardware which performs the same functions in an equivalent manner without any degradation in performance.

15.2 If any third party claims or asserts in any suit, action, or proceeding that Vendor's or any Vendor affiliate's use of UPS provided hardware or software by Vendor or its employees or any portion thereof infringes or violates any patent, copyright, trademark, trade secret, or other third party proprietary right, Vendor shall promptly notify UPS thereof and UPS shall, at its own expense, defend such action and indemnify and hold harmless Vendor from and against any and all claims, losses, damages, judgments, costs, and expenses (including attorney's fees) arising therefrom or caused thereby. UPS shall permit Vendor to participate in such defense to the extent that, in Vendor's judgment, Vendor may be prejudiced thereby, and UPS shall not settle any such action without the prior, written consent of Vendor, which consent shall not be unreasonably withheld. If UPS or Vendor is enjoined from using the hardware or software or any portion thereof, UPS shall promptly, at its expense, either: (i) procure for Vendor the right to use the hardware or software or portion thereof, the use of which is enjoined; or (ii) modify the same so that it is no longer infringing, but performs the same functions in an equivalent manner; or (iii) substitue with software or hardware which performs the same functions in in an equivalent manner without any degradation in performance.

                      ARTICLE 16 - LIMITATION OF LIABILITY


16.1 Neither Indemnifying Party shall be liable to the other nor be deemed to be in breach of this Agreement for special, indirect, incidental or consequential damages, including without limitation damages for lost revenues or lost opportunities even if such damages were foreseeable or result from a breach of this Agreement.

16.2 With the exception of Vendor's liability under Article 15, Indemnification, neither Vendor nor UPS shall be liable to the other for any special, indirect, or consequential damages arising out of this Agreement, even if advised in advance of the possibility of such damages.

                           ARTICLE 17 - FORCE MAJEURE

Neither party shall be liable to the other for any delays in performance or nonperformance of any obligations hereunder to the extent that such performance is prevented or delayed for a period not to exceed seven (7) days by acts of God or other causes beyond the reasonable control of such party, and no breach hereunder shall result therefrom, provided that the affected party shall have exercised reasonable efforts to remove or avert the cause(s) of delay, and shall have given prompt notice to the other Party of the date of commencement and nature of the Force Majeure event.

                             ARTICLE 18 - INSURANCE


Vendor shall, at its own cost and expense, obtain and maintain in full force and effect, with sound and reputable insurers, during the term of this Agreement, the following insurance coverages: (a) Worker's Compensation insurance as required by the law of the state of hire; (b) Employer's Liability Insurance with minimum limits of $1,000,000 of liability, and not less than $1,000,000 aggregate limit of liability per policy year for disease, including death at any time resulting therefrom, not caused by accident; (c) Comprehensive General Liability insurance against all hazards with a minimum limit of liability for personal injury, including death resulting therefrom, on an occurrence basis of $10,000,000 in the aggregate, and with a minimum limit of liability for property damage on an occurrence basis of $10,000,000 in the aggregate; (d) Automobile Liability insurance against liability arising from the maintenance or use of all owned, non-owned and hired automobiles and trucks with a minimum limit of liability for bodily injury of $5,000,000 in the aggregate, and with a minimum limit or liability for property damage of $5,000,000 per accident; (e) Fire Legal Liability Insurance of $1 000,000 and
(f) Crime Insurance including, at a minimum, fidelity coverage, computer theft and fraud covered with a minimum of $5,000,000 coverage. Vendor's insurance shall be deemed primary. Vendor shall provide UPS with certificates of insurance evidencing the coverages required hereunder within ten (10) days after execution of this Agreement and prior to commencement of Services. Each policy required hereunder shall name UPS as an additional insured and shall provide that UPS shall receive thirty (30) days' advance written notice in the event of a cancellation or material change in such policy. In the event that any Service under this Agreement to be rendered by persons other than Vendor's employees, Vendor shall arrange to furnish UPS with evidence of insurance for such persons subject to the same terms and conditions as set forth above and applicable to Vendor prior to commencement of service by such person(s). In the event of failure to furnish such certificates or notice of the cancellation of any required insurance, UPS may immediately terminate this Agreement.

                   ARTICLE 19 - TAX AND TRAINING INCENTIVES

Subject to applicable law, and so long as UPS is in compliance with the terms of this Agreement, Vendor agrees to co-operate with UPS in its pursuit of economic incentives and to allow UPS to be eligible to receive available tax and training incentives based upon Vendor's performance of Services and the employment of employees by Vendor. Economic incentives include: new job tax credits, enterprise zone tax credits, capital investment tax credits, abatement of property taxes, or other similiar type of economic incentives. In the event such incentives are available, the Vendor agrees to pass all incentives to the benefit of UPS.

                          ARTICLE 20 - CONFIDENTIALITY

Vendor shall treat as strictly confidential and shall not use for its own purposes or divulge or permit to be divulged to others (i) all information and data obtained by Vendor in connection with this Agreement or otherwise which are confidential or proprietary to UPS or its customers, including, without limitation, information and data relating to UPS's operations, policies, procedures, techniques, accounts, and personnel; and (ii) all information and data which are confidential or proprietary to a third party and which are in the possession, custody or control of UPS. In the event of a breach or threatened breach of the provisions of this paragraph, UPS shall be entitled to an injunction restraining such breach or threatened breach without having to prove actual damages. The obligations of this paragraph shall survive the termination or expiration of this Agreement.

              ARTICLE 21 - MISCELLANEOUS CONFIDENTIALITY REQUIREMENTS


21.1 Until the expiration or termination of this Agreement, except as expressly provided herein, or with the written consent of the other party, neither UPS nor Vendor will solicit or cause any third party to solicit any employee of the other or make such other contact with any such employee, the product of which contact with or may yield the termination of the employment relationship of such employee from such party.

21.3 During the term of this Agreement and for a period of two (2) years after expiration of this Agreement, Vendor shall not assign any of its employees who performed Services pursuant to this Agreement to provide any other service related to any project substantially similar in nature to the subject matter of this Agreement for a person or entity in the express letter, parcel delivery, parcel express, customs brokerage, vehicle routing or vehicle scheduling systems, or transportation logistics and distribution business navigational or vehicle tracking systems or communications equipment for aircraft, marine, or land-based vehicle applications


                       ARTICLE 22 - KEY VENDOR PERSONNEL

The Parties agree that Vendor's corporate personnel assigned to this project are critical to Vendor's successful performance of this Agreement and are key persons of the Vendor ("Key Person" or "Key Personnel"). Vendor agrees that it will assign each Key Person to the performance of this Agreement during its Term. If, because of incapacitation or resignation any Key Person becomes unavailable for the performance of this Agreement, Vendor agrees to replace each Key Person with a person of equal or better qualifications. Vendor agrees to provide a new Key Person in the same method as it provides a Site Manager in accordance with Article 2.2.4 herein. The Vendor's Key Person is __________.


                       ARTICLE 23 - LAWS AND REGULATIONS

Vendor agrees that it will comply with all laws and regulations applicable to its employees and the Service, including but not limited to the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Immigration Reform and Control Act of 1986, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act (OSHA), the affirmative action responsibilities to comply with the Office of Federal Contract Compliance Program (OFCCP) Guidelines, and other such employment laws which may be enacted during the life of this Agreement, and other similar laws in effect or hereinafter enacted dealing with Vendor's employees.


                  ARTICLE 24 - PROPERTY AND PROPRIETARY RIGHTS

24.1 Each Party retains all intellectural property rights in any proprietary software which are used in the rendering of Services and are either owned or licensed by each prior to the Commencement of Services.

24.2 All work produced by Vendor under this Agreement, including, without limitation, all inventions, creations, expressions, improvements, computer programs, specifications, operating instructions, notes, and all other documentation, whether patentable or unpatentable, which are first conceived or made or first actually or constructively reduced to practice during the life of this Agreement or within six (6) months following the expiration or cancellation hereof, and which are conceived or made in response to matters related to the Services or based in whole or in part on or derived from infomation supplied by UPS or its Affiliated Companies, whether preliminary or final, and on whatever media rendered (collectively, the "Work Product"), shall be deemed work made for hire and made in the course of services rendered under this Agreement and shall be the exclusive property of UPS. UPS shall have the unlimited right to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute, and sell the Work Product, in whole or in part, or combine the Work Product with other matter, or not use the Work Product at all, as it sees fit.

24.3 In consideration of UPS's payment to Vendor of amounts specified herein under this Agreement, and to the extent that title to any such Work Product may not, by operation of law, vest in UPS, or such Work Product may not be considered to be work made for hire, Vendor hereby (i) irrevocably transfers and assigns to UPS in perpetuity all worldwide right, title, and interest in and to the patent rights, copyrights, trade secrets and other proprietary rights (including, without limitation, applications for registration thereof, and all priority rights therein under applicable international conventions for the protection of such rights) in, and ownership of, the Work Product that Vendor may have, as and when such rights arise, (ii) grants to UPS an unrestricted, irrevocable, nonexclusive, fully paid up, perpetual license, with the right to sublicense, in and to Vendor's proprietary rights to the Vendor Property required for use in connection with the Work Product, and further agrees that other UPS outsourcing vendors may use these enhanced systems on UPS projects without paying a royalty.

24.4 Vendor shall cooperate fully in (i) vesting in UPS the ownership of the proprietary rights to the Work Product, and (ii) assisting UPS in obtaining patent, copyright or any other intellectual property rights in the Work Product and in maintaining and protecting UPS's, proprietary rights, including, without limitation, executing any documents which UPS reasonably deems necessary for such purpose.

24.5 Title to all materials and documentation furnished by UPS to Vendor, including, without limitation, system specifications, shall remain in UPS. Vendor shall deliver to UPS any and all such Work Product and property, including all copies thereof on whatever media rendered, upon (i) UPS's request or (ii) the termination of this Agreement for any reason.

24.6 UPS shall be free to use the Residuals resulting from any work developed pursuant to this Agreement that are owned by the Vendor, and any ideas, concepts, know-how, or techniques contained therein, for any purpose, except to prepare any other work substantially similar to such work.

                ARTICLE 25 - UPS REPRESENTATIONS AND WARRANTIES

UPS represents and warrants to Vendor as follows:

25.1 The execution, delivery, and performance of this Agreement by UPS and the performance by UPS of the transactions contemplated hereby have been duly and validly authorized by all necessary action, corporate or otherwise on its part, and that this Agreement constitutes the valid, legal, and binding obligation of UPS, enforceable against it in accordance with its terms.

25.2 Neither the execution, delivery, nor performance of this Agreement, with or without the giving of notice, the passage of time, or both, will result in the violation or breach of any contract, agreement, instrument, undertaking, order, judgment, decree, rule, regulation, law, or any other restriction to which UPS is a party or pursuant to which UPS or its assets are subject or otherwise.


              ARTICLE 26 - VENDOR'S REPRESENTATIONS AND WARRANTIES

Vendor represents and warrants to UPS as follows:

26.1 The execution, delivery and performance of this Agreement by Vendor and the performance by Vendor of the transactions contemplated hereby have been duly and validly authorized by all necessary action, corporate or otherwise on its part, and that this Agreement constitutes the valid, legal and binding obligation of Vendor, enforceable against it in accordance with its terms.

26.2 Neither the execution, delivery, nor performance of this Agreement, with or without the giving of notice, the passage of time, or both, will result in the violation or breach of any contract, agreement, instrument, undertaking, order, judgment, decree, rule, regulation, law, or any other restriction to which Vendor is a party or pursuant to which Vendor or its assets are subject or otherwise.

26.3 Vendor warrants that while this Agreement is in effect, it shall maintain a staff, sufficient in number and training, to properly perform the obligations imposed on Vendor by the terms and conditions of this Agreement, and shall dedicate such staff to performing such obligation during that time, and Vendor shall perform such obligations in a professional and timely manner.

26.4 Vendor warrants to UPS that (i) It shall perform all Services in a good and professional manner and in accordance with this Agreement and its Attachments, or any other applicable and mutually agreed upon specifications; and, (ii) It has the legal right to perform all Services specified herein.

                            ARTICLE 27 - TERMINATION

27.1 Termination for Changed Laws. UPS shall have the right to terminate this Agreement, without liability to Vendor, in the event of judicial, regulatory or legislative change rendering performance of this Agreement impossible, illegal or impractical. UPS shall provide Vendor written notice of such termination as promptly as possible, but in no event less than ninety (90) days prior to the termination date.

27.2 Termination for Cause. In the event that either Party hereto: (i) materially breaches any of its duties or obligations hereunder (except for a breach of UPS's payment obligations hereunder), which breach shall not be substantially cured within forty-five (45) days after written notice is given to the breaching party specifying the +breach; or (ii) commits a material breach in the performance of any of its duties or obligations hereunder (which the breaching party is able to demonstrate to the reasonable satisfaction of the other party cannot reasonably be cured with forty-five (45) days), and fails to proceed promptly after being given written notice specifying the breach to commence during said breach and thereafter to proceed with all due diligence to substantially cure the same; or, (iii) repeatedly breaches any of its duties or obligations hereunder and fails to substantially cure and cease committing such repeated breaches within forty-five (45) days after being given written notice thereof to the breaching party, the non-breaching party may terminate this Agreement as of a date specified in such notice of termination.

27.3 Termination for Convenience. Notwithstanding the provisions of Article 3.1, UPS shall have the right to terminate at its convenience by giving the Vendor written notice of termination seventy (70) days prior to termination. The Vendor shall have the right to terminate at its convenience provided the Equivalent Employees staff level providing Services is one hundred (100) Equivalent Employees or less. In such event, it shall give UPS one hundred and twenty day (120) written notice of termination.

27.4 Termination for Nonpayment. In the event that UPS breaches its obligation to pay to Vendor any amount due to Vendor hereunder and does not cure such breach within thirty (30) days after being given written notice of such breach, then Vendor may, by giving written notice thereof to UPS, terminate this Agreement as of a date specified in such notice of termination. Notwithstanding the foregoing, Vendor may not terminate this agreement pursuant to this Article for UPS's failure to pay to Vendor any amount that is reasonably disputed by UPS in good faith so long as UPS promptly notifies Vendor of any disputed amount being withheld from Vendor and specifies the reasons why that amount Is disputed.

27.5 Termination for Insolvency. In the event that either party hereto is insolvent, then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination. A party shall be deemed insolvent if it:

(1)   Is unable to pay its debts generally as they come due;
(2)   Is declared insolvent or bankrupt;
(3) Is the subject of any proceedings relating to its liquidation, insolvency, or for the appointment of a receiver or similar officer for it;
(4) Makes an assignment for the benefit of all or substantially all of its creditors; or,
(5) Enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations,

27.6 Termination Assistance. Commencing upon any notice of termination by either party pursuant to the above Articles hereof or expiration of the Initial Term or any Renewal Term of this Agreement, Vendor will provide to UPS or its designee any and all termination assistance reasonably requested by UPS to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of responsibility for the Services to UPS or its designee. If and to the extent that such assistance is provided after the termination date or otherwise requires resources in addition to those resources then being regularly utilized in the performance of the Services, UPS will pay Vendor for such assistance on a time and materials basis at reasonable negotiated rates therefor or on any other mutually acceptable basis. The termination assistance to be provided to UPS by Vendor shall include, without limitation, the following:

27.6.1 Continuing to perform, for a reasonable period following the termination date, any or all of the Services then being performed by Vendor; and,

27.6.2 Developing, with the assistance of UPS, a plan for the transition of operations from Vendor to UPS or its designee, which plan shall include, but not be limited to, the extent requested by UPS and not inconsistent with the provisions of this Agreement:
        (i)     Identifying alternate outsourcing providers.
        (ii)    Assistance with implementation and transition plans.
        (iii)   Ongoing Service provision until a new provider is in place.

27.6.3 Providing training for personnel of UPS and its designee in the performance of the operations then being transition to UPS or its designee; and,

27.7 Allowing UPS or its designee to make offers of employment to all Vendor employees dedicated to performing the Services. Upon the request of UPS, Vendor will provide UPS or its designee with the names, job titles, and work locations of the applicable employees.

                      ARTICLE 28 - INDEPENDENT CONTRACTOR

28.1 Vendor shall act at all times as an independent contractor, and nothing contained herein shall be construed to create the relationship of principal and agent, or employer and employee, between Vendor and UPS. Vendor employees assigned to perform the Services for UPS are solely the employees of Vendor. Vendor shall have sole authority and responsibility to counsel, discipline, review, evaluate, set the pay rates of, and terminate its employees who perform the Services. Vendor will maintain all necessary payroll and personnel records, and compute wages and withhold applicable federal, state, and local taxes and social security payments for Vendor personnel performing the Services.

28.2 Vendor shall develop its own screening, testing and hiring process to be implemented; prior to the implementation of such process, Vendor shall review applicable processes currently maintained by UPS.

28.3 The relationship of Vendor and UPS hereunder shall in no way be construed to create a joint venture or partnership, it being agreed and understood the relationship between Vendor and UPS is an independent contractor relationship.

                        ARTICLE 29 - DISPUTE RESOLUTION

In the event of any continuing dispute between the parties which has not been resolved after reasonable attempts by either party to do so, including without limitation any continuing dispute relating to the interpretation of any provision of this Agreement, the performance or non-performance by either party hereunder, or the amount of any disputed charges arising hereunder, then, upon the written request of either party, each of the parties will appoint a designated executive management representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute. The designated representatives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto. During the course of such negotiation, all reasonable requests made by one party to the other for information will be honored in order that each of the parties may be fully advised in the subject matter of the dispute. The specific format for such discussions will be left to the discretion of the designated representatives. Arbitration for the resolution of such dispute pursuant to this Article hereof may not be commenced until the earlier to occur of (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely, or (ii) thirty (30) days next following. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until this Agreement expires or is terminated in


Draft 7/8/96                         16
accordance herewith. This provision shall not preclude either party from seeking immediate relief such as a preliminary injunction, temporary restraining order, or declaratory proceeding.

                     ARTICLE 30 - MEDIATION AND ARBITRATION

(A) Mediation. If a dispute arises out of or related to this Agreement or the breach thereof and if the dispute cannot be settled through negotiations, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules before resorting to arbitration. All disputes, claims, or causes of action arising out of or relating to this Agreement, or the validity, interpretation, breach, violation, or termination thereof, shall be finally and solely determined and settled by arbitration to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect at the date of execution of this Agreement.

(B) Arbitration. Before any dispute under this Agreement is submitted to arbitration, the claimant shall give written notice to the other party describing in detail the acts, omissions, or conduct of which that party complains. The service of such notice shall not be deemed to be a commencement of an action or arbitration. The other party may respond in writing within ten
(10) days of said notice. The parties shall attempt in good faith to resolve the dispute before submitting the matter to arbitration. If the matter cannot be resolved after the notice has been sent and response time has expired, subject to the limitations imposed by all applicable statutes of limitation, either party shall have the right to submit the dispute to arbitration by serving a demand for arbitration in writing on the other party and filing same with the AAA.

Any arbitration commenced pursuant to this Article 30 shall be conducted by a panel of three neutral arbitrators. These arbitrators shall have a minimum of three years commercial experience with information systems contracts and Intellectual Property, including, but not limited to, Patents, Trade Secrets, Trademarks, and Copyrights.

In the event of any inconsistencies between the terms and conditions of this Agreement and those of the Commercial Arbitration Rules of the AAA, the terms and conditions of this Agreement shall control.

                            ARTICLE 31 - USE OF NAME

Vendor shall not use the name, logo, service marks or trademarks of UPS or United Parcel Service, or any abbreviations or adaptation thereof, in any advertising, trade displays, or public statement, or for any commercial purposes without the prior written consent of UPS.

                     ARTICLE 32 - REGULAR EXECUTIVE REVIEWS

During the Term, representatives of Vendor and UPS shall meet quarterly to review the status of matters contemplated by this Agreement, including but not limited to, Service performance, quality performance, status of transition, enhancement to Services (as set forth in Article 2 hereof), and quality improvement processes.

                          ARTICLE 33 - TRAINING PROGRAM

UPS shall facilitate an initial formal training program hereto, at Vendors Site on such date or date(s) as may be agreed between UPS and Vendor. UPS shall provide all necessary documentation, necessary proprietary software, and trainers, at its expense, to administer and conduct the initial training program for Vendor trainees. The Vendors' trainers are to attend the initial training program and manage and conduct the second and all succeeding classes. UPS staff will audit the second training class. UPS agrees to provide UPS employees for some time after the initial training class to provide support to the Vendor. The number of UPS employees and the period they are to provide support are subject to discussions between UPS and the Vendor.

                        ARTICLE 34 - TECHNOLOGY UPGRADES

In the event UPS requests the Vendor to install (or have installed) either hardware and/or software upgrades during the Initial Term, or any Renewal Term thereafter, on the Vendor owned Equipment on each technician's workstation, UPS agrees to reimburse the Vendor its cost for purchasing the hardware/licensing the software upgrades. If requested and the Vendor has the technical capability, the Vendor shall install the upgrade(s) at no cost to UPS. If the Vendor elects to contract with a third party vendor to install the upgrades, UPS and the Vendor



Draft 7/8/96                            17

                             ARTICLE 35 - NOTICES


All notices or requests required to be given under this Agreement and all other communications related to this Agreement shall be in writing and shall be deemed to have been duly given when sent by UPS Next Day Air Letter or personally delivered or addressed as follows:
If to UPS:                                      If to Vendor:
UPS                                             National Tech Team, Inc.
340 MacArthur Blvd.                             27345 West Eleven Mile Road
Mahwah, NJ  07430                               Southfield, Michigan 48034-2231
Attn: Procurement Manager                       Attn: Senior Vice President,
                                                      National Support Center

Either party may change its address, or the name or title of the individual to whom notices or invoices shall be directed by written notice issued and delivered as set forth above.

                      ARTICLE 36 - SURVIVING PROVISIONS

Articles 6, 7, 9, 10, 11, 12, 15, 16, 18, 20, 21, 23, 24, 27.6, 27.7, 29, 30,
31, and 37 shall survive termination of this Agreement for any reason.


                       ARTICLE 37 - GENERAL PROVISIONS

37.1 This Agreement, which includes all attached schedules and exhibits referenced herein, constitutes the entire Agreement between UPS and Vendor with respect to the subject matter hereof, and supersedes all proposals, oral or written, and all other communications between the parties with respect to such subject matter.

37.2 No failure or delay of either party to exercise any rights or remedies under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same or other rights or remedies preclude any further or other exercise of the same or other rights or remedies, nor shall any waiver of any rights or remedies with respect to any circumstances be construed as a waiver thereof with respect to any other circumstances.

37.3 Vendor may not assign any rights or delegate any of its duties pursuant to this Agreement without the prior written consent of UPS, and any attempted assignment without such consent shall be void.

37.4 In the event that there is a change of control in the ownership of Vendor, UPS shall have the option to terminate this Agreement without penalty on at least sixty (60) days prior written notice to Vendor.

37.5 In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby.

37.6 This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but such separate counterparts shall constitute one and the same agreement.

37.7 This Agreement shall be construed in accordance with the laws of the State of New Jersey, without regard to its conflict of laws. Both parties concede to the jurisdiction of the State of the Courts of New Jersey.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NATIONAL TECH TEAM, INC.                        UNITED PARCEL SERVICE GENERAL
                                                SERVICES CO.

Signature_____________________                  Signature______________________

Name__________________________                  Name___________________________

Title_________________________                  Title__________________________

Date__________________________                  Date___________________________

Draft 7/8/96

                        EXHIBIT A - STATEMENT OF WORK




                              STATEMENT OF WORK


OVERVIEW AND PROJECT GOALS

UPS Information Services Support Center, located in Mahwah and Morristown, New Jersey, is planning to contract to supplement our staff providing software support and problem determination for its shipping and tracking systems, and desires to ensure that these services are of superior quality and value. It is UPS's intention to outsource these support activities to one or more Vendors demonstrating the ability to meet UPS's staffing and operational needs. Vendors will assume full responsibility for identifying and retaining employees who will perform support service. The vendor is expected to use our Problem Management system for recording calls and providing support 24 hours a day, seven days a week. It must also have the ability to accommodate up to 250 technicians at one location.

CURRENT PRODUCT TO BE SUPPORTED

UPS ONLINE PROFESSIONAL OVERVIEW

UPS Online Professional is a Windows-based Graphical user interface product. The hardware and software are both UPS provided and supported. UPS Online Professional has three main objectives which are Shipping, Shipping History and Tracking. The first function (Shipping) allows our customers to:

- -       Create a database which allows them to enter and save their customer information which can then be retrieved when processing future packages.
- -       Enter their package information using available options as well as access to price quotes for services based on package detail and destination.
- -       Use available Billing options.
- -       Print the shipping labels to put on their packages.
- -       Void and/or edit package information and reprint labels.
- -       Process several packages as a shipment or one package as a shipment.
- -       Generate summary reports for their UPS drivers and their own records as well as a number of management reports.
- -       Create a commodity database which allows them to enter and save detailed information about commodities that are shipped. This information can be accessed and used for commercial invoices and other shipping documents when processing international shipments.
- -       Send their package data to UPS's mainframe computer.

The second function (Shipping History) allows our customer to:
- -       View pickup records.
- -       View Shipper names listed by company name by which the package was processed.
- -       View shipments which are listed by company name of the recipient
        (consignee) under the shipper.
- -       View every package in a pickup record, even single packages sent to a destination processed in the shipment.
- -       Track from within History.
- -       Access management reports.

The third and final function (Tracing) allows our customer to:
- -       Find tracking numbers which can be standard, reference, delivery confirmation and UPS Hundredweight Shipment numbers.
- -       Track single or multiple tracking numbers as well as shipments.
- -       Trace requests for information.

                        EXHIBIT A - STATEMENT OF WORK


- -  Print a variety of reports and delivery confirmation letters.

Along with the above features there are tools available to make working with UPS Online Professional easier. There is an administration option which allows the customer to customize its system. The UPS Online Professional system has the ability to be upgraded through the use of Electronic Software Distribution Online help is readily available to assist with any question that may arise.

UPS ONLINE OFFICE OVERVIEW

UPS Online Office is also a Windows-based Graphical User interface product.
This is a software only package which allows our domestic customers to:
- -  Record their package data.
_  Send their package data to UPS' mainframe computer.
- -  Print the shipping labels to put on their packages.
- - Save the information about each day's shipping so that they can refer to it when they send their packages to the same person or company.
- -  Track their packages.
- -  Generate summary reports for their UPS driver and their own records.

UPS ONLINE FOR THE OFFICE OVERVIEW

UPS Online For The Office is also a Windows based Graphical User interface product. This is a software ONLY package which allows our Canadian customers to:
- - Access shipment price quotes for services based on shipment detail and destination.
- - Receive guaranteed time in transit for services based on shipment detail and destination.
- - Automatically call UPS for driver pickup with just the click of a button when they are ready to have their shipments picked up.
- - Have tracking capabilities using UPS MaxiTrac to provide delivery information or current status of their shipments.
- - Create a customer database which allows them to enter and save their customer information which can then be retrieved when processing shipments.
- - Create a commodity database which allows them to enter and save detailed information about commodities they haved shipped. This information can be accessed and used for commercial invoices when processing international shipments.
- -  When necessary, obtain readily available online help.

PRODUCTS THAT MAY BE SUPPORTED IN THE FUTURE

MAXISHIP SYSTEM OVERVIEW

MaxiShip is a DOS-based software product. The hardware and software are UPS supplied and supported.
MaxiShip allows our customers to:
- - Enter and save a customer database for processing present and future packages.
- -  Rate packages according to their services and options.
- -  Print necessary labels for these packages.
- - Access package history and print reports accordingly. Print a Pickup record for the UPS driver and themselves as well as management reports.
- -  Customize screens and system configurations.
- -  Transmit package information to UPS's mainframe computer.
The UPS MaxiShip system has the ability to be upgraded through the use of Electronic Software Distribution and also contains built-in help screens for the various functions.

                         EXHIBIT A - STATEMENT OF WORK


TIME FRAMES/PROJECT DELIVERABLES

The Vendor must respond to each milestone listed below. If the Vendor has determined any exceptions to these dates or feels that its services might be offered within a different time frame, be sure to specifically indicate this in your response.

Training facilities ready               July 1
        UPS trainers start training     June 24
        Telecom connectivity ready      June 24
        ACD group ready                 June 24
Work stations ready                     June 24
        Technicians take calls          July 1
        UPS mentors help w/calls        July 1

UPS will provide new hire training for the first three months. Thereafter, it is the responsibility of the Vendor to provide new hire trainers and mentors.


PERSONNEL REQUIREMENTS

UPS's projected staffing requirements for technicians are as follows:
MAXISHIP SYSTEM
Date            In Training     # of Technicians               Total Technicians
                Class           taking calls for Product I     on Staff

June 24         20                       -                              20
July 1          20                      20                              40
July 15         20                      20                              60
July 29          -                      20                              80

Note 1: The number of staff attending each class may fluctuate. However, the grand total of staff either in training or performing Services is to be 80.

Note 2: The above addresses those who are to provide MaxiShip System support. Scheduling classes for staff that are to provide support for other UPS products is to be determined.

The vendor will identify and hire employees meeting the requirements specified in Exhibit B - Job Description/Qualifications. The majority of these positions require semi-skilled employees; the skilled employees comprise a small percentage of the total. Vendors employees must be willing and able to successfully complete two weeks of UPS class room training provided at the vendors facility. Note that dates, positions, and staffing levels are subject to change by UPS at any time.

UPS will determine hours of coverage provided by the Vendor and the Vendor will be responsible for scheduling its staff accordingly.

STAFFING

The Vendor is solely responsible for all employment-related activities and responsibilities, including but not limited to: supervision, compensation, unemployment and disability insurance, benefits administration, hiring, training, health and safety training, attendance, work scheduling, quality, and quality of work, discipline, and termination of employment.

Based on Exhibit B - Job Descriptions/Qualifications, the Vendor will interview and test candidates, conduct background checks, and select and hire personnel to perform Services. UPS will not counsel or

                          EXHIBIT A - STATEMENT OF WORK

discipline any Vendor employee in any manner. The vendor will assign one single point of contact to serve as the coordinator for the UPS Operations Manager. UPS and the Vendor will jointly establish an acceptable annual turnover percentage "not to exceed" level.

ADDITIONAL PERSONNEL REQUIREMENTS

The Vendor and UPS are to jointly determine the total staff hired in each group for the Initial Formal Training Program. The Vendor must have the capability to adjust the hiring of employees as needed in the event that projections are adjusted upward or downward.

REPLACEMENT EMPLOYEES

In the event that an assigned Vendor employee, for whatever reason, is unable to perform the tasks required in this Exhibit and in Exhibit B, "Job Descriptions/Qualifications," Vendor must be willing to: (1) Replace any non-performing employee within thirty six (36) hours; or (2) at its own expense, re-train a non-performing employee so that UPS's minimal requirements are met. The Vendor shall determine, using its own methods and procedures, the specific cause or causes of any employee who does not meet the requirements in Exhibit A and B. The Vendor shall determine if an employee is to be replaced or retrained.

Once training is completed, employees must be able to handle the support calls at the required Service Levels within three (3) weeks. Upon Vendor's determination, those employees not able to meet this standard will be retrained or replaced.

GENERAL STAFF REQUIREMENTS

- - MINIMUM REQUIRED EDUCATION/EXPERIENCE
Support Operators are semi-skilled personnel having the ability to follow detailed procedures and to quickly and accurately diagnose, test, configure, and repair software problems. No prior experience is required.

- - LANGUAGE CAPABILITIES
The Vendor shall provide the following language capabilities: English and Spanish.

- - PERSONAL SKILLS
At the minimum, the Vendor will select or train employees that have the Skills Set described in Exhibit B - Job Descriptions/Qualifications.

SPACE FOR UPS ON SITE MANAGEMENT
The Vendor will provide two action stations and one guest action station or cube for UPS management at no cost except telecommunications charges.

PERFORMANCE CRITERIA

The Vendor is expected to meet or exceed the UPS's statistical ratings in the following areas within three (3) months of the Commencement of Services.


A.  QUALITY
- - Random customer call backs will be done by UPS or a designated party for the purposes of measuring quality according to:
        Technical Ability - The level of technical support provided to the customer.

                         EXHIBIT A - STATEMENT OF WORK

        Customer Service - The level of Customer Service and satisfaction provided to the customers request.

        Professionalism - The level of Professionalism and courtesy provided by the Technician.

In addition to the above, telephone Help Desk calls will be subject to monitoring by UPS staff, evaluations prepared and submitted to the Vendor.

- - PERCENT OF CALLS LOGGED
  Percent of calls logged, defined as the number of calls logged divided by the number of calls answered, will be obtained from the Expert Advisor software package and reviewed.

- - RESOLUTION RATE
  Resolution Rate, defined as the difference between answered calls and escalated calls divided by the answered calls, will also be obtained from the Expert Advisor software package and reviewed.

B.  PRODUCTIVITY.  ALLOCATION OF HOURS WORKED:
        77 TO 82%       Phone in ear taking calls
        05 to 08%       on going training

Note 1:  UPS employee hours may not be allocated in this fashion.
Note 2: UPS and Vendor are to determine the best approach to determine these percentage breakdowns.
Upon agreement with UPS and the Vendor, these allocations may change.

- - CALL DURATION statistics will be obtained from the ACD system and reviewed.

- - AFTER CALL WORK TIME or "Wrap up" will also be obtained from the ACD system and reviewed.

C.  SERVICE LEVEL

All calls received should be answered within twenty seconds (20) ninety-five percent (95%) of the time.

                 EXHIBIT B - JOB DESCRIPTION/QUALIFICATIONS

                         WORLD CLASS SUPPORT CENTER

                            United Parcel Service
                        External Help Desk Technician

POSITION:        EXTERNAL HELP DESK TECHNICIAN


REPORTS TO:     EXTERNAL HELP DESK SUPERVISOR



SUMMARY OF POSITION:

The External Help Desk Technician is responsible for answering and resolving first level calls from the UPS user community. This includes problem or inquiries arising with the on-line regions, batch processing or remote site hardware. UPS customers who have UPS software or computer equipment are also supported by the External Help Desk Technician.


Dimensions:

- -    This is an A.O.T. grade level 8 position.
- -    Personnel: no people report to this position


KNOWLEDGE AND EXPERIENCE:

- -  College Degree, High School Diploma or equivalent.
- -  One or two years experience on a Support Center, call center environment.
- -  Experience or knowledge in one or more of the following areas:
   - Understanding of IBM network.
   - Acquire and release on-line remote terminals and printers.
   - Initiating Problem Logs using the Information Management software.
   - Display User Hardware' using the Netview software.
   - Knowledge of PC and LAN technology in a distributive environment.
   - Knowledge of mainframe and minicomputers.
- -  Knowledge of CICS, VTAM, NETVIEW.



NATURE AND SCOPE:

The External Help Desk Technician works closely with all region and district departments, local I.S., Computer Operations and Production Control, Operation Support and Problem Coordination personnel.

There are some External Help Desk Technicians whose primary contacts are UPS customers.

There are External Help Desk Technician must have excellent communications skills. He/She must be able to learn quickly and retain new procedures. The Technician works with a high degree of supervision.

                 EXHIBIT B - JOB DESCRIPTION/QUALIFICATIONS

                         WORLD CLASS SUPPORT CENTER

PRINCIPAL ACCOUNTABILITIES:

The External Help Desk Technician works with his/her supervisor to meet the objectives in the following areas:

1) Service Level
Responsible for answering all users' calls promptly and within a specified time span to ensure a high level of availability to the user community.

2) Problem Determination
Assists the end users in resolving any equipment or processing problems. Escalates problem determination to the appropriate group after a period of fifteen minutes has passed without resolution.

3) Problem Logs
Initiates problem logs using the Information Management System with clear and concise descriptions of the problem and transfers the record to the appropriate support group.

4) Statistics
Records all information needed to report on the service level effectiveness of the External Help Desk Department.


EXTERNAL CONTACTS:

- -  UPS Customers
- -  National, Region, District department personnel, domestic and international.

                 EXHIBIT B - JOB DESCRIPTION/QUALIFICATIONS



TECHNICIAN SKILL SET

- -  Experience using Personal Computer Software.

         (MS Excel, MS Word, Lotus, Word Perfect, Etc...)

- -  Knowledge of Personal Computer Hardware.

- -  Working Knowledge of DOS

- -  Working Knowledge of Windows.

- -  Understanding of Memory Management

- -  Knowledge of Modems/telecommunication programs

- -  Understanding of Mainframe Environment

- -  Understanding of Novell Networks

- -  Typing Speed >35

- -  Deductive troubleshooting skill.

- -  Excellent communication skills

      -  Verbal command

      -  Clarity

      -  Volume

- -  Strong Inter-personal Skills.

- -  Strong Customer Service Background.

                          EXHIBIT C - SITE LOCATION

                          National TechTeam, Inc.
                          19992 Kelly Road
                          Harper Woods, Michigan 48225

                          EXHIBIT D - DAILY REPORTS

                     EXHIBIT E - VENDOR EQUIPMENT/SOFTWARE


The following lists the typical desktop hardware/software configuration provided to each technician.

                 A.   VENDOR PROVIDED DESKTOP HARDWARE/SOFTWARE

                                    HARDWARE


- -       Pentium based 75 Mhz
- -       16 megabytes RAM
- -       420 megabyte Hard Disk
- -       14.4  Baud Modem


                                    SOFTWARE

- -       Operating system - Windows NT
- -       TN 3270 Host Connectivity Facility (access to CMS, Mainframe, UPS LAN)
- -       Adobe Acrobat Reader for OnLine Manuals
- -       Network Navigator
- -       Laplink for Windows (TBD)

                            B. UPS PROVIDED SOFTWARE

- -       Expert Advisor
- -       UPS Maxiship
- -       UPS Link 1.0X
- -       UPS On Line Professional

Note 1: The software provided by UPS to Vendor are either owned by UPS or licensed by UPS from third parties (Expert Advisor from Software Artistry) to assist the Vendor in rendering of Services.

Note 2: Desk top phone instrument and ancilliary system to be provided by Vendor. System installed is:

                        EXHIBIT F - UPS TRAVEL POLICY





                            UNITED PARCEL SERVICE
                   CONSULTANT TRAVEL & EXPENSE GUIDELINES


Receipts for all individual expenditures $25.00 and over must be attached to expense report.

UPS will reimburse consultants for approved legitimate REASONABLE/ACTUAL expenses incurred as specified.

LODGING

UPS will reimburse the consultant for reasonable lodging expense while traveling on UPS business.

Room rates are to be moderate/competitive at a hotel specified by UPS or at a hotel that carries a corporate rate for UPS.

Business phone calls pertaining to the work being performed for UPS are covered. Personal, marketing, and other business calls are not covered.

Meeting rooms and food service must be arranged through UPS Procurement Department via Order. UPS will not cover meeting rooms as personal expense.

(See miscellaneous for laundry expenses.)

AIRFARE

Airline reservations should be for the lowest possible non-restricted, non-penalty rate in economy or coach class. If flying another class the consultant will be responsible for the difference in rates. Reservations should be made through UPS's travel agent, or, if the consultant does not use UPS's Travel Agent, UPS will pay the lower of the actual airfare of the airfare UPS's Travel Agent would have billed. Advanced reservation fares should be utilized as soon as meetings are scheduled.

GROUND TRANSPORTATION

While traveling away from home on UPS business ground transportation is covered. The travel mode chosen should be either taxi or limousine, considering distance, cost and scheduling. Less costly means of transportation should be used whenever possible.

AUTOMOBILE RENTALS

Economy or compact cars are to be rented. If several individuals are traveling together, a larger size car is acceptable.

If a long-term (one month or more) car rental is required, please contact External Services.

PERSONAL AUTO USE

If personal autos are used for UPS business, a standard fee per mile will be paid. Commuting is not covered.

To compute business mileage, take the total mileage to and from the designated UPS workplace and subtract your normal daily commute mileage. The total will be the reimbursable mileage.

Tolls will be reimbursed if tolls aren't regularly encountered in your normal daily commute to and from work.

Consultant must provide origin and destination for business miles driven.

GROUP EXPENSES

Consultants traveling on UPS business must pay for individual expenses. Group expenses are acceptable for pre-approved meetings only, provided a legitimate business purpose exists. Group meals with UPS employees must be paid for by the UPS employees.

MEALS

Consultants will be reimbursed for breakfast and dinner while traveling away from home.

Meal expenses must be reasonable and vary according to location, area of the country and other factors.

Receipts are required for any meals that exceed $25.00.

MISCELLANEOUS

Tolls, parking fees, and gasoline for rental cars are covered when incurred for UPS business travel.

Reasonable laundry charges will be covered if your stay is extended over a weekend.

Movie rentals are not covered.

UPS requires traveling during non-business hours, except when essential and approved by consultant's UPS' project manager.

Domestic travel time will be covered at one-quarter of the consultant's daily rate.

Trans-oceanic travel will be covered at half of the consultant's daily rate.

Travel time in excess of 8 hours in one day, will be remunerated at a maximum rate of half of the consultant's daily rate.

Any combination of work and travel time in one day exceeding 8 hours will be covered up to 8 hours or the work time, whichever is greater.